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                                                                    EXHIBIT 99.6


                                MHI GROUP, INC.
                      1995 STOCK APPRECIATION RIGHTS PLAN


                                   ARTICLE I

                                NAME AND PURPOSE

1.        NAME.  The name of the plan shall be the MHI Group, Inc., 1995 Stock
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          Appreciation Rights Plan (the "Plan").

2.        PURPOSE.  The purpose of the Plan is to provide incentive compensation
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          to a select group of management employees of the Company by granting to them stock appreciation rights ("SARs") payable only in cash so that they may have a direct interest in the Company's success without granting to them any securities of the Company or derivatives thereof.


                                   ARTICLE II

                                  DEFINITIONS

2.1       "Board" means the Board of Directors of the Company.

2.2 "Committee" means a committee or subcommittee of the Board, which shall be comprised solely of two or more "disinterested persons" within the meaning of Rule 16b-3 pursuant to the Securities Exchange Act of 1934.

2.3       "Company" means MHI Group, Inc. a Florida corporation.

2.4 "Common Stock" means shares of common stock of the Company, par value $0.40 per share.

2.5       "Director" means any person who is a member of the Board.

2.6 "Participant" shall mean any management employee who meets the requirements for participation in the Plan as described in Article III.

2.7 "Subsidiary" means a corporation which is a "subsidiary corporation" of the Company as defined in Section 424 of the Code.
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                                 ARTICLE III

                         ELIGIBILITY AND PARTICIPATION

3.1       ELIGIBILITY.  Only top management employees of the Company shall be
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          eligible to become a Participant in the Plan.

3.2       PARTICIPATION.  The management employees who shall participate in the
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          Plan and thereby be eligible to receive SARs shall be such management employees as the Committee shall select from time to time. The Committee shall determine the number of SARs and the terms thereof including any vesting provisions applicable thereto.


                                   ARTICLE IV

                           STOCK APPRECIATION RIGHTS

          The Committee from time to time may grant SARs to any Participant in the Plan. An SAR shall be evidenced by an SAR agreement between the Company and the Participant, which shall contain such terms and conditions consistent with the Plan as the Committee from time to time shall deem appropriate.

          An SAR entitles the holder to an amount equal to the appreciation in the value of one share of the Common Stock over a specified strike price multiplied by a specified number of shares of Common Stock on a specified vesting date or dates and may be exercised only for cash. The agreement may limit the maximum amount of appreciation taken into account under an SAR.

          The Committee may provide any other terms or conditions with regard to SARs that it deems appropriate. SARs and agreements related thereto need not be identical.


                                   ARTICLE V

                                 ADMINISTRATION

          The Plan shall be administered by the Committee. A majority vote of the Committee at which a quorum is present, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee for the purposes of the Plan.
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          The Committee shall have plenary authority in its discretion, but subject to the express provisions of the Plan, to determine the terms of all SARs granted under the Plan including, without limitation, the strike price, the management employees to whom, and the time or times at which SARs shall be granted, when SARs become forfeitable, and whether in whole or in installments, and the number of shares covered by an SAR, and to interpret the Plan and to make all other determinations deemed advisable for the administration of the Plan. The Committee may designate employees of the Company to assist the Committee in the administration of the Plan and may grant authority to such persons to execute SAR agreements or other documents on behalf of the Committee.

          The Committee may make such rules and regulations and establish such procedures as it deems appropriate for the administration of the Plan. In the event of a disagreement as to the interpretation of the Plan or any amendment hereto or any rule, regulation or procedure thereunder or as to any right or obligation arising from or related to the Plan, the decision of the Committee shall be final and binding. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any SAR granted under it.


                                   ARTICLE VI

                                 MISCELLANEOUS

6.1       CONTINUATION OF EMPLOYMENT.  Neither this Plan nor any SAR granted
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          hereunder shall confer upon any Participant any right to continue in the employment of the Company or limit in any respect the right of the Company to terminate a Participant's employment at any time.

6.2       WITHHOLDING.  With respect to any payments made to Participants under
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          the Plan, the Company shall have the right to withhold any taxes required by law to be withheld because of such payments. With respect to any such withholding:

               (a) Each Participant shall take whatever action that the Committee deems appropriate to comply with the law regarding withholding of Federal, state and local taxes.

               (b) When a Participant is obligated to pay to the Company an amount required to be withheld under applicable income tax laws in
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                    connection with the exercise of an SAR, the Committee shall require the Participant to satisfy this obligation by having the Company withhold from the cash to be issued upon the exercise of an SAR an amount equal to the withholding amount due.

6.3       LIABILITY.  No member of the Board, the Committee or officers or
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          employees of the Company or its Subsidiaries shall be personally liable for any action, omission or determination made in good faith in connection with the Plan.

6.4       NON-TRANSFERABILITY.  SARs are not transferable by Participants other
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          than by will or the laws of descent and distribution and are exercisable during the Participant's lifetime only by him. No assignment or transfer of the SAR, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise (except by will or the laws of descent and distribution), shall vest in the assignee or transferee any interest or right therein whatsoever, but immediately upon such assignment or transfer the SAR shall terminate and become of no further effect.


                                  ARTICLE VII

                           AMENDMENT AND TERMINATION

          The Committee may amend the Plan from time to time as it deems desirable. The Committee may in its discretion terminate the Plan at any time, but no such termination shall deprive Participants of their rights under outstanding SARs.


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As adopted by the Board of Directors of
MHI Group, Inc. as of July 25, 1995